Exhibit 99.2

Kahala Ireland Opco Designated Activity Company (formerly
Kahala Ireland Opco Limited)

Consolidated Financial Statements

As of December 31, 2016 and for the year then ended

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

CONTENTS

Financial Statements

Page

Independent Auditors' Report	1 - 2

Consolidated Balance Sheet as of December 31, 2016	3 - 4

Consolidated Statement of Operations for the year ended December 31, 2016	5

Consolidated Statement of Changes in Members' Equity for the year ended December 31, 2016	6

Consolidated Statement of Cash Flows for the year ended December 31, 2016	7 - 8

Notes to Consolidated Financial Statements	9 - 38

Independent Auditors' Report

The Board of Directors

Kahala Ireland OpCo Designated Activity Company:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Kahala Ireland OpCo Designated Activity Company and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2016, and the related consolidated statements of operations, changes in members deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

1

Independent Auditors' Report

Opinion

In our opinion, the 2016 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kahala Ireland OpCo Designated Activity Company and its subsidiaries as of December 31, 2016, and the results of their operations and their cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

Dublin, Ireland March 15, 2017

In our opinion, the 2016 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kahala Ireland OpCo Designated Activity Company and its subsidiaries as of December 31, 2016, and the results of their operations and their cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Dublin, Ireland

March 15, 2017

2

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Consolidated Balance Sheet

As At December 31, 2016

(stated in US Dollars)

	Note	2016 US$	2015 US$
Assets
Current assets
Cash and cash equivalents	3	23,120,009	17,851,234
Other receivables		3,681,948	2,175,907
Due from related parties	19	161,806	740,433
Prepayments		110,417	104,573
Assets held for sale	9	1,700,000	-
		28,774,180	20,872,147
Non-current assets
Property and equipment, net (including US$302 million as of December 31, 2016 and US$100 million as of December 31, 2015 representing collateral of VIE entities)	6	400,572,446	182,483,200
Interest in Aircraft, net (including US$ Nil as of December 31, 2016 and US$247 million as of December 31, 2015 representing collateral of VIE entities)	7	-	247,028,422
Restricted cash (including US$26 million as of December 31, 2016 and US$29 million as of December 31, 2015 representing collateral of VIE entities)	4	26,968,943	28,941,513
Loans to related parties	19	1,000,000	1,000,000
Deferred financing costs, net		1,047,748	709,873
Lessor contributions	5	4,782,986	7,561,532
		434,372,123	467,724,540
Total assets		463,146,303	488,596,687
Liabilities and Members' Equity
Current liabilities
Other liabilities (US$2,325,810 as of December 31, 2016 (2015: US$Nil) is a related party liabilities)	11	2,846,433	1,450,752
Accrued interest	10	26,350,446	15,803,583
Due to related parties	19	393,649	477,895
Deferred revenue		2,516,318	2,359,627
Current maturing long-term debt (debt financing of VIE’s as of December 31, 2016 and 2015 that do not have recourse of the general credit of the Company)	10	35,671,995	36,261,420
		67,778,841	56,353,277
Non-current liabilities
Lease security deposits		14,839,000	5,058,000
Aircraft maintenance reserve		74,972,350	62,992,355
Loans from BDCA – related party	10,19	127,223,818	153,923,818
Loans from KLS – related party	10,19	4,556,272	4,556,272
Lease intangible liabilities, net	8	7,306,134	5,232,122
Long-term debt (including debt financing of VIE’s of US$148 million as of December 31, 2016 and US$203 million as of December 31, 2015 that do not have recourse of the general credit of the Company)	10	164,152,898	203,279,092
Other liabilities – related party	11	2,325,810	-
Deferred tax liabilities	18	631,484	-
		396,007,766	435,041,659
Total liabilities		463,786,607	491,394,936

3

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Consolidated Balance Sheet

As At December 31, 2016

(stated in US Dollars)

	Note	2016 US$	2015 US$
Commitments and contingencies	20	-	-

Members' equity
Share capital
Common shares Eur1 par value Authorised: 1,000,000 shares Issued and outstanding: 100 shares	17	137	137
Deficit		(640,441)	(2,798,386)
Total members' Deficit		(640,304)	(2,798,249)
Total liabilities and members' equity		463,146,303	488,596,687

The accompanying notes on pages 9 to 38 form an integral part of these financial statements.

4

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Consolidated Statement of Operations

For the year ended December 31, 2016

(stated in US Dollars)

	Note	2016 US$	2015 US$
Revenues
Lease rental income	13	56,796,680	11,767,666
Net return on interest in aircraft	7	4,384,706	9,726,215
Maintenance reserve income		30,255,350	3,650,819
Gain on sale of aircraft	6	1,735,183	-
Loss on transfer of assets to held for sale	9	(200,000)	-
Interest income	19	176,992	154,797
Other income		275,335	12,648
Total revenues		93,424,246	25,312,145
Expenses
Interest expense
Loans from third parties	10	9,817,933	4,428,010
Loans from BDCA – related party	10, 19	20,845,192	13,499,616
Loans from KLS – related party	10, 19	248,641	172,174
Depreciation and amortization	6, 8	47,403,161	5,132,928
Selling, general and administrative expenses (including US$1.2 million as of December 31, 2016 and US$1 million as of December 31, 2015 which is related party)	14, 19	12,307,949	4,485,277
Total expenses		90,622,876	27,718,005
Net profit/(loss) before taxes		2,801,370	(2,405,860)
Income taxes	18	643,425	-
Net profit/(loss) after taxes and total comprehensive income/(loss)		2,157,945	(2,405,860)

The accompanying notes on pages 9 to 38 form an integral part of these financial statements.

5

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Consolidated Statement of Changes in Members' Equity

For the year ended December 31, 2016

(stated in US Dollars)

	Share Capital Number of	Share Capital Par value	Deficit	Total
	shares	US$	US$	US$
2015
Balance at January 1, 2015	100	137	(392,526)	(392,389)
Net loss and total comprehensive income for the year	-	-	(2,405,860)	(2,405,860)
Balance at December 31, 2015	100	137	(2,798,386)	(2,798,249)

2016
Balance at January 1, 2016	100	137	(2,798,386)	(2,798,249)
Net profit and total comprehensive income for the year	-	-	2,157,945	2,157,945
Balance at December 31, 2016	100	137	(640,441)	(640,304)

The accompanying notes on pages 9 to 38 form an integral part of these financial statements.

6

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Consolidated Statement of Cash Flows

For the year ended December 31, 2016

(stated in US Dollars)

	2016 US$	2015 US$
CASH FLOWS FROM OPERATING ACTIVITIES:
Net profit/(loss) for the year	2,157,945	(2,405,860)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
Depreciation and amortization	47,403,161	5,132,928
Amortization of interest in aircraft	8,761,495	23,002,633
Amortization of deferred financing costs and discounts	63,386	12,336
Net gain on sale of aircraft and assets held for sale	(1,535,183)	-
Changes in operating assets and liabilities:
Lessor contributions	2,778,546	(486,540)
Other receivables	(1,506,041)	(1,234,018)
Prepayments	(5,844)	(104,573)
Due from related parties	578,627	(427,016)
Other liabilities	3,721,491	601,412
Accrued interest	10,546,863	14,101,834
Due to related parties	(84,246)	(473,666)
Deferred revenue	156,691	1,945,696
Net deferred tax liabilities	631,484	-
Net cash provided by operating activities	73,668,375	39,665,166
Cash flows from investing activities
Payments for purchase of aircraft	(52,034,468)	(28,764,493)
Payments for purchase of interest in aircraft	-	(365,822,522)
Proceeds from disposal of aircraft	26,718,184	-
Net cash used in investing activities	(25,316,284)	(394,587,015)
Cash flows from financing activities
Decrease/(increase) in restricted cash	1,972,570	(28,941,513)
Deferred financing costs incurred	(401,261)	(494,835)
Receipts of maintenance reserve	21,525,229	48,939,359
Repayments of maintenance reserve	(9,545,234)	(1,255,013)
Receipts of lease security deposits	9,781,000	2,713,000
Proceeds from third party debt financing	18,000,000	260,750,000
Proceeds from BDCA loans – related party	-	108,975,000
Proceeds from KLS loans – related party	-	1,625,000
Repayment of BDCA loans – related party	(26,700,000)	-
Repayment of third party debt financing	(57,715,620)	(21,209,488)

7

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Consolidated Statement of Cash Flows (continued)

For the year ended December 31, 2016

(stated in US Dollars)

	2016	2015
Net cash (used in)/provided by financing activities	(43,083,316)	371,101,510
Increase in cash and cash equivalents	5,268,775	16,179,661
Cash and cash equivalents at beginning of year	17,851,234	1,671,573
Cash and cash equivalents at end of year	23,120,009	17,851,234

Supplemental disclosures of non-cash investing and financing activities:
Transfer of Interest in Aircraft to Aircraft	270,556,650	101,011,236
Transfer of Interest in Aircraft to Intangibles	(38,575,008)	(5,219,769)
Transfer of Aircraft to Assets Held for Sale	(1,700,000)	-
Transfer of Aircraft to Intangibles	(15,426,323)	-

The accompanying notes on pages 9 to 38 form an integral part of these financial statements.

8

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements

For the year ended December 31, 2016

(stated in US Dollars)

1.	Organization

Kahala Ireland OpCo Designated Activity Company (formerly Kahala Ireland Opco Limited) (the “Company”) was incorporated in Ireland on 9 April 2014 with a company registration number 542343. The Company is a special purpose company with limited liability having its registered office at Fitzwilliam Hall, Fitzwilliam Place, Dublin 2, Ireland. The Company is a wholly owned subsidiary of Kahala Luxco S.A.R.L (“KLS”) which is ultimately owned by Kahala Aviation Holdings, LLC (“KAH”), the ultimate parent. KAH is 89.5% owned by Business Development Corporation of America (“BDCA”) and 10.5% owned by Kahala Aviation Group Limited.

Due to commencement of the Companies Act in 2016, on 7 September 2016, the Company re-registered as a Designated Activity Company limited by shares under Part 2 of the Companies Act 2014 and the company name was changed to Kahala Ireland Opco Designated Activity Company.

The Group refers to the Company and its consolidated subsidiaries, Kahala Ireland Investments Designated Activity Company, Kahala Ireland Capital Designated Activity Company, Kahala 28574 28576 Designated Activity Company, Kahala Aviation Sweden AB and Diamond Head Aviation 2015 Limited.

The principal activity of the Group is the financing, purchasing and leasing of aircraft.

The Group is managed by Kahala Aviation Group Limited (the "Manager" or “KAGL”), a company organised under the laws of the Cayman Islands. The Manager assumed the managing responsibilities of the previous manager, Kahala Aviation Leasing Ltd on October 6, 2014. Additionally, certain corporate administration services have been outsourced to Maples Fiduciary Services (Ireland) Limited and PAFS Ireland Limited.

The Group did not have employees during the year ended December 31, 2016 (2015: none).

In 2016, the Group acquired three (3) aircraft held in trust structures. These were placed on lease to lessees worldwide. During 2016, the Group sold two aircraft to third parties and two aircraft were transferred within the Group. Also, in 2016, the Group acquired three (3) aircraft engines that are on lease.

On 2 July 2015, the Company acquired the shares of Kahala Ireland Investments Designated Activity Company (“KII”), a company registered in Ireland with company registration number 564256. Its registered office is Fitzwilliam Hall, Fitzwilliam Place, Dublin 2, Ireland. KII’s principal activity is to carry on the business of a holding company.

On 30 July 2015, KII purchased the entire E notes issued by Diamond Head Aviation 2015 Limited (“Diamond Head”), an exempted company incorporated with limited liability under the laws of Cayman Islands and resident in Ireland for tax purposes. This transaction was funded by a series of intercompany loans ultimately funded by a fixed rate loan from BDCA, the principal shareholder of the KAH group.

9

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements

For the year ended December 31, 2016

(stated in US Dollars)

1.	Organization (continued)

Diamond Head purchased a portfolio of 30 aircraft funded from the proceeds of the Class A, Class B and Class E notes it issued. The returns generated from the leasing of the aircraft and their ultimate disposition are used to service, in the first instance the interest and principal on the A and B Notes among other items. Only when all required payments have been discharged under the priority of payments are the Class E Note holders entitled to all remaining amounts as to settle any accrued and unpaid interest and principal on the E Notes.

The Group considered the requirements under ASC 810-10 Consolidation in determining the treatment of Diamond Head as a Variable Interest Entity (“VIE”). Under the VIE model, the party that has the power to direct the entity’s most significant economic activities and has ability to participate in the entity’s economic benefits is deemed the primary beneficiary and consolidates the entity.

Management has concluded KII through its ownership of the entire E notes of Diamond Head is entitled to the distribution of economic benefits generated by Diamond Head that is not proportionate to its equity ownership and voting rights. The key decisions affecting the economic activities of Diamond Head are reserved for the Board of Directors, the majority of which are appointed by KII, therefore substantially all of the Diamond Head’s activities are conducted on behalf of KII. KII has the right to the full economic benefits of all net returns (i.e. those after all the obligations of Diamond Head have been met) generated by Diamond Head and through its ownership of the E notes will bear the majority of Diamond Head’s expected losses. On this basis, Diamond Head is deemed a VIE and is consolidated in the Group.

On 25 April 2016, the Company acquired the shares of Kahala Ireland Capital Designated Activity Company (“KIC”) and Kahala 28574 28576 Designated Activity Company (“Kahala 28474 28576”), both companies are registered in Ireland with company registration number 581417 and 581418, respectively. Their registered office is Fitzwilliam Hall, Fitzwilliam Place, Dublin 2, Ireland. KIC’s principal activity is to carry on the business of a holding company. Kahala 28474 28576’s principal activity is to purchase and lease aircraft.

On 18 April 2016, the Company acquired the shares of Kahala Aviation Sweden AB (“KAS”), a company registered in Sweden with company registration number 559060-9508. Its registered office is c/o Advokatfirman Vinge, Smalandsgatan 20, 111 87 Stockholm, Sweden. KAS’s principal activity is the lease in and lease out of aircraft.

2.	Summary of Significant Accounting Policies

The Group’s principal accounting policies adopted in the preparation of these financial statements are set out below. These policies have been consistently applied, unless otherwise stated.

Basis of preparation

These consolidated financial statements have been prepared on a going concern basis in accordance with the accounting policies set out below and in conformity with accounting policies generally accepted in the United States of America ("US GAAP").

Basis of consolidation

The consolidated financial statements include the results of the Company and its subsidiaries, KII, KIC, Kahala 28474 28576, KAS and Diamond Head. All significant intercompany profits, transactions and account balances have been eliminated. The results of subsidiary undertakings added in the year are included in the consolidated statement of operations.

10

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements

For the year ended December 31, 2016

(stated in US Dollars)

2.	Summary of Significant Accounting Policies (continued)

Basis of consolidation (continued)

The Company consolidates all companies in which the Company has direct or indirect legal or effective control and all variable interest entities (“VIE”) for which the Company is deemed the primary beneficiary and has control under Accounting Standards Codification (“ASC”) 810. All intercompany balances and transactions with consolidated subsidiaries have been eliminated. The results of consolidated entities are included from the effective date of control or, in the case of variable interest entities, from the date that the Company is or becomes the primary beneficiary. The results of subsidiaries sold or otherwise deconsolidated are excluded from the date that the Company ceases to control the subsidiary or, in the case of variable interest entities, when the Company ceases to be the primary beneficiary.

Variable interest entities

The Company consolidates financial statements of all entities in which the Company has a controlling financial interest including the accounts of any variable interest entity (VIE) in which the Company has a controlling interest and for which the Company is the primary beneficiary.

The Company uses judgment when deciding (a) whether an entity is subject to consolidation as a VIE, (b) who the variable interest holders are, (c) the potential expected losses and residual returns of the variable interest holders, and (d) which variable interest holder is the primary beneficiary.

When determining which enterprise is the primary beneficiary, we consider (1) the entity’s purpose and design, (2) which variable interest holder has the power to direct the activities that most significantly impact the entity’s economic performance, and (3) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE.

When changes in circumstances or events occur, the Group reconsider whether it remains the primary beneficiary of VIEs.

11

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements

For the year ended December 31, 2016

(stated in US Dollars)

2.	Summary of Significant Accounting Policies (continued)

Use of estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the year reported. Significant items subject to such estimates include those related to useful lives and residual values of property and equipment, interest in aircraft and recoverability of deferred tax assets. While the Group believes the estimates and related assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates.

Functional currency

The consolidated financial statements are presented in United States Dollars ("US$"), which is the Company’s functional currency and that of each of its subsidiaries. Zero balances are represented with a “-”. Management believe that US$ most faithfully represents the economic effects of the underlying transactions, events and conditions.

Transactions in foreign currencies are translated to US$ at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into US$ at the rates of exchange prevailing at the balance sheet date with differences arising recognized as profit or loss in the consolidated statement of operations.

Cash and cash equivalents

Cash and cash equivalents include cash and all highly liquid investments with initial maturities of three months or less.

Restricted cash

Restricted cash represents cash held by the Group but which is ring-fenced or used as security for specific financing arrangements, and to which the Group does not have unfettered access.

Loans and receivables

Loans and receivables are stated at amortized cost based on the Group's ability and intent to hold such loans and receivables to maturity and are stated net of allowances for uncollectible accounts, if any. Amortized cost represents acquisition cost, plus or minus origination and commitment costs paid or fees received, which together with acquisition premiums or discounts, are deferred and amortized as yield adjustments over the life of the loans and receivables. Allowances for uncollectible balances are provided when it is probable counterparties will be unable to pay all amounts due based on the contractual terms. Loans and receivables are generally written off against allowances after all reasonable collection efforts are exhausted.

12

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

2.	Summary of Significant Accounting Policies (continued)

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or the price paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs used in determining fair value are characterized according to a hierarchy that prioritizes those inputs

Level 1 Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level 2 The fair values determined through Level 2 of the fair value hierarchy are derived principally from or corroborated by observable market data. Inputs include quoted prices for similar assets, liabilities (risk adjusted) and market corroborated inputs, such as market comparable, interest rates, yield curves and other items that allow value to be determined.

Level 3 The fair values pertaining to Level 3 of the fair value hierarchy are derived principally from unobservable inputs from our own assumptions about market risk developed based on the best information available, subject to cost benefit analysis, and may include our own data.

Property and equipment, net

Property and equipment, representing purchased aircraft, is stated at cost less accumulated depreciation and provisions for impairment, if any. Property and equipment is depreciated using the straight line method over their estimated useful lives. Residual values are determined based on historical trends, independent current and future forecast valuations and management's own experience and judgment.

Property and equipment are reviewed for impairment annually whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long lived asset or asset group be tested for possible impairment, the Group first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long lived asset or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques, including quoted market values, and third party independent appraisals, as considered necessary.

No events or changes in circumstances have occurred that indicate the carrying amount of an aircraft may not be recoverable. Accordingly, no impairment charges have been incurred as of December 31, 2016 (2015: US$ nil).

Interest in Aircraft, net

The Group recognises an Interest in Aircraft where a beneficial interest in an aircraft is obtained prior to transfer of legal ownership. On transfer of ownership to the Group, Interests in Aircraft are reclassified as Aircraft. Interests in Aircraft are recorded at cost less amortisation and provision for impairment, where necessary.

The net return on the Interest in Aircraft represents (i) the rental income due to the Group and (ii) an amortisation of the Interest in Aircraft to reflect an allocation of the cost of that asset on a basis consistent with the depreciation profile for each of Aircraft had they been acquired on the respective purchase agreement dates.

13

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

2.	Summary of Significant Accounting Policies (continued)

Lease intangible assets/liabilities

Lease intangible assets/liabilities represent the value of an acquired non-short term lease where the contractual rent payments are above/ below the market lease rate at the date of acquisition. This asset is recognized at cost based on discounted cash flows and is amortized on a straight-line basis over the remaining term of the related lease and recorded as a reduction in lease rental income.

Maintenance intangible assets/liabilities

Maintenance intangible assets/liabilities represent the value in the difference between the contractual right under the acquired non short term leases to receive the aircraft in a specified maintenance condition at the end of the lease and the actual physical condition of the aircraft at the date of acquisition. The amortization for maintenance intangible commences when the Group has reliable information about maintenance advances received under the same lease that are not expected to be reimbursed to customers or at the end of the lease. Maintenance intangible asset amortization is recorded as a component of depreciation and amortization.

Long-term debt

Debt represents loans payable to BDCA, KLS, PK Airfinance and Class A and B notes issued by Diamond Head and is classified as debt in accordance with ASC 470, 'Debt'. Loans payable are measured at amortized cost. Direct and incremental costs of the issuance of debt are capitalized and reported as assets. These costs are amortized over the life of the related debt using the effective interest rate method.

Interest income and expense

Interest income is recognized in the Consolidated Statement of Operations as it is accrues. Interest expense incurred in connection with long-term debt is expensed as it accrues as part of interest expense. All other operating costs are accounted for on an accruals basis.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not "more likely than not" that some portion or all of the deferred tax assets will be realized. Deferred tax liabilities for accelerated depreciation of aircraft are substantially offset by deferred tax assets for loss carryforwards and accrued interest. All of our losses are available indefinitely. Tax benefits are initially recognized in the financial statements when it is more likely than not that the position will be sustained upon examination by the taxing authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon settlement with the taxing authority. We have no unrecognized tax benefits.

Revenue recognition

The Group leases aircraft under operating leases and records rental income on a straight basis over the term of the lease. Rentals received but unearned under the lease agreements is recorded in "Deferred revenue" on the Group's consolidated balance sheet until earned. The difference between the rental income recorded and the cash received under the provisions of the lease is included in "Deferred revenue". An allowance for doubtful accounts will be recognized for past due rentals based on management's assessment of collectability.

14

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

2.	Summary of Significant Accounting Policies (continued)

Revenue recognition (continued)

Past due rentals are recognized on the basis of the Group's assessment of collectability. No revenues are recognized, and no receivable is recorded from a lease when collectability is not reasonably assured. Estimating whether collectability is reasonably assured requires some level of subjectivity and judgment. When collectability of rental payments is not certain, revenue is recognized when cash payments are received. Collectability is evaluated based on factors such as the lessee's credit rating, payment performance, financial condition and requests for modifications of lease terms and conditions as well as security received from the lessee.

Security deposits

Security deposits on leased aircraft are generally paid by the lessee on the execution of the lease and are non refundable during the term of the lease. The amounts are held as a security for the timely and faithful performance by the lessee of its obligations during the lease and are included on the balance sheet. The deposit may be applied against amounts owing from the lessee or returned to the lessee on the termination of the lease.

Lessor contributions

In certain lease agreements the Group makes contributions towards maintenance expenses, which represents a lease incentive. At lease commencement, the Group models expected maintenance to be incurred in the course of the lease. For all expected maintenance obligations that cover the period before the lease commencement, the payment obligation is set up as a Lessor Contribution asset with a corresponding liability in maintenance reserves. The lessor contribution is amortized on a straight line basis over the term of the lease and is included as a reduction to lease revenue.

Maintenance reserves

The aircraft lease agreements typically contain provisions which require the lessee to make additional contingent rental payments based on either the usage of the aircraft, measured on the basis of hours or cycles flown per month (a cycle is one take off and landing), or calendar based time. These payments represent contributions to the cost of major future maintenance events associated with the aircraft and typically cover major airframe structural checks, engine overhauls, the replacement of limited life parts contained in each engine, landing gear overhauls or the auxiliary power unit. These maintenance reserves are generally collected monthly based on reports of usage by the lessee or collected as fixed monthly rates.

In accordance with the lease agreements, maintenance reserves are subject to reimbursement to the lessee upon the occurrence of a qualifying event. The reimbursable amount is capped at the amount of maintenance reserves received by the Group, net of previous reimbursements. All amounts of maintenance reserves unclaimed by the lessee at the end of the lease term are retained by the Group, and included as contingent income within revenue. There are no provisions in our leases for the repayment of unused reserves at lease end.

Any maintenance reserve receipts that are not expected to be reimbursed to the lessee in the course of the lease either on the basis of the terms of the lease, the timing and cost of the maintenance event or where the maintenance event has been carried out and no further expectation of outflows exists, the maintenance receipts are recognized as Contingent income as part of Revenue in the Consolidated Statement of Operations.

15

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

2.	Summary of Significant Accounting Policies (continued)

Segment information

The Group manages its business, analyses and reports its results of operations on the basis of one operating segment - leasing and selling of commercial aircraft. Management uses one measure of profitability and does not segment its business for internal reporting.

Recent accounting pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity also should disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for the Company for annual periods in fiscal years beginning after December 15, 2018 (as amended in August 2015 by ASU 2015-14, Deferral of the Effective Date). The Group will implement the provisions of ASU 2014-09 as of January 1, 2019. The Group has not yet determined the effect of the new standard on its current policies for revenue recognition.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which makes targeted improvements to the accounting for, and presentation and disclosure of, financial instruments. ASU 2016-01 requires that most equity investments be measured at fair value, with subsequent changes in fair value recognized in net income. ASU 2016-01 does not affect the accounting for investments that would otherwise be consolidated or accounted for under the equity method. The new standard also impacts financial liabilities under the fair value option and the presentation and disclosure requirements for financial instruments. The provisions of ASU 2016-01 are effective for the Group for annual periods in fiscal years beginning after December 15, 2018. The Group will adopt the new standard on January 1, 2019, and is currently evaluating the effect that ASU 2016-01 will have on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes FASB ASC Topic 840, Leases, and makes other conforming amendments to U.S. GAAP. ASU 2016-02 requires, among other changes to the lease accounting guidance, lessees to recognize most leases on-balance sheet via a right of use asset and lease liability, and additional qualitative and quantitative disclosures. ASU 2016-02 is effective for the Group for annual periods in fiscal years beginning after December 15, 2019, permits early adoption, and mandates a modified retrospective transition method. The Group is required to adopt ASU 2016-02 on January 1, 2020, but is evaluating whether to early adopt the new standard. While the Group expects ASU 2016-02 to add significant right-of-use assets and lease liabilities to the consolidated balance sheets, it is evaluating other effects that the new standard will have on the consolidated financial statements.

Management is currently evaluating the impact, if any, that this update will have on its financial condition and financial position of the Group.

3.	Cash and cash equivalents

Cash and cash equivalents consist of cash balances that are in a credit position held with major financial institutions. As of December 31, 2016 cash and cash equivalent balance amounts to US$23,120,009 (2015: US$17,851,234).

16

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

4.	Restricted cash

Restricted cash consist of cash balances held for specific purpose under the terms of the Group’s lease and financing agreements. As of December 31, 2016, restricted cash balance amounts to US$26,968,943 (2015: US$28,941,513). Group’s restricted cash of US$26,088,984 (2015: US$28,941,513) is pledged as security for the Group obligations under the A and B notes issued. The use of this cash is restricted and held for payments of principal and interest of Class A and B notes. Group’s restricted cash of US$879,959 (2015: US$ Nil) is pledged as security for Kahala 28574 28576 obligations with PK Airfinance.

5.	Lessor contributions

As of December 31, 2016, the Group’s lessor contributions amount to US$4,782,986 (2015: US$7,561,532). During 2016, US$ Nil (2015: US$2,224,147) was set up as new lessor contributions. During the year, US$962,275 (2015: US$ Nil) were released due to sale of one aircraft to third party and amortization of US$1,816,271 (2015: US$1,737,607) was charged to the Consolidated Statement of Operations.

6.	Property and equipment, net

Property and equipment consisted of the following at December 31, 2016 and 2015:

Flight Equipment	2016 US$		2015 US$
Cost	454,306,656	*	188,282,710	*
Accumulated depreciation	(53,734,210)		(5,799,510)
Total property and equipment	400,572,446		182,483,200

*Cost includes US$270,566,650 (2015: US$101,011,236) transferred from Interest in Aircraft and US$19,347,522 (2015: US$ Nil) transferred to Intangibles.

Depreciation expense for the year amounted to US$64,556,335 (2015: U$5,120,135).

In 2015, the Group purchased one Airbus A320-200 aircraft (MSN 986), three Boeing 737-300 freighter aircraft (MSN 28200, MSN 27459 and MSN 27460). As discussed in Note 1, KII purchased the entire E-note of Diamond Head. Diamond Head, a consolidated VIE, acquired 30 various aircraft, five of those aircraft are classified under property and equipment at December 31, 2015, the remainder are classified as Interest in Aircraft, see Note 7.

In 2016, the Group purchased two Airbus A340-300 aircraft (MSN 170 and 193) and one Boeing 737-448SF aircraft (MSN 25052) which are placed on lease with airlines in Argentina and Denmark, respectively. The Group also purchased three engines during the year ESN 875271, ESN 896246 and ESN 894975.

During the year, 24 aircraft were transferred to property and equipment from interest in aircraft. Seven aircraft were sold to third parties. At December 31, 2016 the Group owned 34 aircraft held for operating lease (2015: 14) and 3 aircraft engines (2015: Nil).

The estimated useful lives of the aircraft ranges from 2 years to 7 years. The aircraft are depreciated on a straight line basis to an estimated residual value.

17

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

6.	Property and equipment, net (continued)

No events or changes in circumstances have occurred that indicate the carrying amount of an aircraft may not be recoverable. Accordingly, no impairment charges have been incurred as of December 31, 2016 (2015: US$ nil).

The Company has defined a threshold of 10% for determining whether the undiscounted cash flows substantially exceed the carrying value of the aircraft. All of the aircraft held by the Company exceeded this 10% threshold on December 31, 2016. The aggregated carrying value of the aircraft on December 31, 2016 amounted to US$401 million (2015: US$182 million).

Aircraft held by Diamond Head are pledged as security for the Group’s obligations under the Class A and B notes.

7.	Interest in aircraft, net

Interest in aircraft consisted of the following at December 31, 2016 and 2015:

	2016 US$	2015 US$
Cost	267,351,167	365,822,522
Accumulated amortization	(29,084,240)	(23,002,633)
Transfer to aircraft and intangible (Note 6)	(238,266,927)	(95,791,467)
	-	247,028,422

During the year ended 31 December 2015 the Group entered into a Purchase Agreement with another lessor to acquire a portfolio of 30 aircraft. Under the terms of the purchase agreement, the Group was required to place US$354.12 million in an escrow account as consideration for the aircraft and from the economic closing date was entitled to a beneficial interest in the 30 aircraft. The other lessor is obligated to transfer the 30 aircraft to the Group on various dates to be agreed from the purchase agreement date onwards, but not later than April 25, 2016. The final payment for each aircraft is released from the escrow account to the other lessor on the respect closing date.

In the period from the purchase agreement date to each Closing Date, the beneficial interest in the Aircraft that the Group has acquired through the terms of the purchase agreement, entitles the Group to receive an amount equal to the rental income (base rent and additional rent) from the lease arrangements entered into in respect of the Aircraft, net of amortisation. The Interest in Aircraft is amortised to an estimated residual value over its expected useful economic life. The Group has also assumed a liability to pay all maintenance and other payments due under the lease arrangements. The effect of the purchase agreement is that as at the Closing Date of each aircraft the Group will be in the same position as they would have been had such aircraft been novated on the purchase agreement date.

In the period from the purchase agreement date to each of the closing dates the Group recognised an Interest in Aircraft (representing the amounts paid to the other Lessors to acquire the beneficial interest in the Aircraft), and a net return on that interest is included as part of Revenue of US$4.4 million (2015: US$9.7 million).

18

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

7.	Interest in aircraft, net (continued)

Once the Group obtained full ownership of these aircraft (i.e. on novation) the Interest in Aircraft was transferred to property, plant and equipment and intangibles as part of the initial cost of each aircraft, the rental income was recognised gross as part of lease revenue, and the aircraft was depreciated in accordance with the Group’s existing policies in this regard.

24 (2015: 5) aircraft were novated during the year and consequently US$270.6 million and US$(38.6) million was transferred from interest in aircraft to aircraft and intangible liabilities, respectively. One aircraft from the initial portfolio did not novate to the Group and the interest in aircraft was unwound and the associated notes were repaid. This resulted in a net credit to the statement of operations of US$0.03 million.

Zero (2015: Twenty-five) aircraft were classified as interest in aircraft at 31 December 2016.

8.	Intangible assets and liabilities

Intangible assets and liabilities consisted of the following at December 31, 2016 and 2015:

	2016 US$	2015 US$
Intangible assets	54,288,193	10,326,882
Intangible liabilities	(61,594,327)	(15,559,004)
Net intangible	(7,306,134)	(5,232,122)

The Group recognises maintenance and lease intangibles in relation to the acquisition of aircraft that were purchased on lease. These intangibles are accounted for in accordance with ASC 350, Intangibles – Goodwill and other.

Lease intangibles represent the value of an acquired lease rentals above or below the market rate for leases of a similar type of aircraft, which is adjusted by the relevant credit risk associated with that lessee. Lease intangibles are amortised on a straight line basis over the remaining life of the lease. Amortisation is included as a reduction in lease rental income.

Maintenance intangibles represent the value of the return condition of the aircraft on lease when compared to the current market value of that aircraft, adjusted for current maintenance condition. Maintenance intangibles are amortised from the period the Group begins to release maintenance advances to revenue to the end of the life of the lease, or at the end of lease, depending upon the maintenance arrangements per the underlying lease contract. Amortisation is included as a component of depreciation and amortization.

19

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

8.	Intangible assets and liabilities (continued)

Movements during the year are as follows:

December 31, 2016

	Lease intangible assets	Maintenance intangible assets	Lease intangible liabilities	Maintenance intangible liabilities	Total
	US$	US$	US$	US$	US$
Cost	53,754,260	15,148,977	(19,868,122)	(61,507,898)	(12,472,783)
Accumulated amortization	(11,884,084)	(2,730,960)	3,141,149	16,640,544	5,166,649
	41,870,176	12,418,017	(16,726,973)	(44,867,354)	(7,306,134)

December 31, 2015

	Lease intangible assets	Maintenance intangible assets	Lease intangible liabilities	Maintenance intangible liabilities	Total
	US$	US$	US$	US$	US$
Cost	10,390,292	-	(9,555,238)	(6,054,823)	(5,219,769)
Accumulated amortization	(63,410)	-	29,638	21,419	(12,353)
	10,326,882	-	(9,525,600)	(6,033,404)	(5,232,122)

The amortization of lease intangibles and of maintenance intangibles is recognized in lease rental income, depreciation and amortization, respectively. During the year ended December 31, 2016, the amortization of lease intangibles amounted to US$(8,742,935) (2015: US

$(33,772)) and the amortization of maintenance intangibles amounted to US$13,909,584 (2015: US$ 21,419).

9.	Assets held for sale

At 31 December 2016 the Group had agreements for the sale of two aircraft which met the requirement to be classified as held-for-sale (2015: Nil).

Assets classified as held-for-sale

	2016 US$	2015 US$
Aircraft	1,700,000	-
Total assets held-for-sale	1,700,000	-

20

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

9.	Assets held for sale (continued)

The sale is expected to complete within 12 months and as a result the aircraft has been classified as held-for-sale in accordance with ASC 205-20. A loss on transfer to held-for-sale of US$0.2 million was recognised in the loss on transfer of assets to held for sale in the statement of operations.

10.	Long-term debt

The Group’s long term debt consisted of the following at December 31, 2016:

			Loan balance	Accrued
		Interest	2016	interest 2016
	Maturity	rate	US$	US$
Loans payable to BDCA
Long-term debt	Dec 23, 2028	13.00%	127,223,818	25,326,907
Loans payable to KLS
Long-term debt	Jun 27, 2021	13.00%	1,306,272	509,496
PPN	Dec 23, 2028	-	3,250,000	-
Total loans payable to KLS			4,556,272	509,496
Loans payable to PK Airfinance
MSN 28574	Feb 20, 2020	4.27%	7,933,121	-
MSN 28576	Mar 21, 2020	4.28%	7,933,507	-
Total loans payable to PK Airfinance			15,866,628	-
Notes in issue – Diamond Head
Class A	July 14, 2028	3.81%	140,566,597	325,347
Class B	July 14, 2028	5.92%	43,391,668	188,696
Total debt in issue - Diamond Head			183,958,265	514,043
			331,604,983	26,350,446

21

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

10.	Long-term debt (continued)

The Group’s long-term debt consisted of the following at December 31, 2015:

			Loan balance	Accrued
		Interest	2015	interest 2015
	Maturity	Rate	US$	US$
Loans payable to BDCA
Long-term debt	Dec 23, 2028	13.00%	153,923,818	15,112,684
Loans payable to KLS
Long-term debt	Jun 27, 2021	13.00%	1,306,272	260,855
PPN	Dec 23, 2028	-	3,250,000	-
Total loans payable to KLS			4,556,272	260,855
Notes in issue – Diamond Head
Class A	July 14, 2028	3.81%	183,038,945	290,648
Class B	July 14, 2028	5.92%	56,501,567	139,396
Total debt in issue - Diamond Head			239,540,512	430,044
			398,020,602	15,803,583

Movements during the year are as follows:

	2016 US$	2015 US$
Beginning of the year	398,020,602	47,880,090
Draw downs	18,000,000	371,350,000
Repayments	(84,415,619)	(21,209,488)
End of the year	331,604,983	398,020,602

Loans payable to BDCA

On June 27, 2014, the Group executed a Loan & Security agreements (the "Agreements") with BDCA (the "Lender"), the majority investor in the ultimate parent company, KAH. The loan was provided to finance aircraft acquisitions. On the basis of these Agreements, the Company may borrow and the Lender may advance one or more loans but the Lender is under no obligation to advance the loan notwithstanding any request by the Company. The loans require monthly payments of interest with any unpaid interest being capitalized to the principal balance. The principal balance of the loans shall be payable monthly in an amount equal to the amount of the Excess Cash Flow of the Borrowers which shall be an amount specified by the Lender and notified to the Borrowers taking into account operating expenses and an agreed reserve amount. In any event, all principal and interest shall be due and payable on December 23, 2028.

The Agreement provides the Lender a continuing first priority security interest and lien upon certain assets of the Company.

22

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

10.	Long-term debt (continued)

Loans payable to BDCA (continued)

Interest expense of US$20,845,192 was charged during the year ended December 31, 2016 (2015: US$13,499,616). US$25,326,907 (2015: US$15,112,684) remains accrued and unpaid as at December 31, 2016.

Loans amounting to US$ Nil were received from BDCA during the year ended December 31, 2016 (2015: US$108,975,000). Repayments of US$26,700,000 were made during 2016 (2015: US$ nil).

Loans payable to KLS

On June 27, 2014, the Company entered into loan agreement with KLS in the amount of US$1,306,272. This loan has a 7 year term and bears a fixed interest rate of 13%. No repayments were made for 2016 or 2015. Principal will be repaid upon maturity on 2021. Early repayment is permitted at the discretion of the Company.

Interest expense of US$248,641 was charged during the year ended December 31, 2016 (2015: US$172,174). US$509,496 (2015: US$260,855) remains accrued and unpaid as at December 31, 2016.

Profit participating note - KLS

In 2014, KLS subscribed for a Profit Participating Notes (“PPN”) issued by the Company totaling US$1,625,000. The term of the PPN is 29 years. In 2015, KLS subscribed for additional PPN in the Company totaling US$1,625,000.

The PPN does not bear a fixed interest rate. Interest is dependent on the profit generated by the Company over the 29 years of the PPN, less an amount returned by the Company of US$1,000 per annum. No interest was accrued or paid in 2016 or 2015 due to the losses incurred by the Company.

The principal balance outstanding on the PPN as at December 31, 2016 was US$3,250,000 (2015: US$3,250,000).

Loans payable to PK Airfinance

In July 2016, the Group entered into a Facility Agreement (“the Facility Agreement”) with PK Airfinance SARL (“PK Airfinance”) totaling US$18,000,000. The loan was provided to re-finance certain aircraft. The loan requires monthly payments of interest and principal. The loan will mature in 2020.

The loans bear interest at a fixed rate of 4.27% and 4.28% for MSN 28574 and MSN 28576, respectively. Interest of US$326,628 was charged in 2016. No interest was accrued and unpaid as at December 31, 2016. The balance of the PK Airfinance loans as at 31 December 2016 is US$15,866,628.

Notes in issue – Diamond Head

In July 2015, Diamond Head, a consolidated VIE, issued Class A notes and Class B notes in the amounts of US$199.3 million and US$61.5 million, respectively. The notes are listed on the Global Exchange Market of the Irish Stock Exchange. Repayment of principal is dependent upon the cash available at each monthly determination date and is governed by the priority of payments as set out in the Trust Indenture. Class A and B notes bear interest at fixed rates as per the Agreement with 3.81% and 5.92%, respectively. The Notes are amortized on a monthly basis. The final maturity for each of the notes is July 14, 2028. Early repayment is permitted.

23

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

10.	Long-term debt (continued)

Notes in issue – Diamond Head (continued)

Repayments of US$55,582,247 were made during 2016 (2015: US$21,209,488). Interest expense of US$9,432,833 (2015: US$4,415,674) was charged during the year, of which US$514,043 (2015: US$430,044) remains accrued and unpaid as at December 31, 2016.

The assets and shares of Diamond Head are pledged as collateral for its obligations under the Notes.

Credit facilities

On July 30, 2015 Diamond Head entered into a revolving liquidity facility agreement to provide additional funds for the payment of certain liabilities, of Diamond Head, if and to the extent that insufficient funds are available in the form of periodic revenues.

Under the terms of the Credit Facility Agreement, Royal Bank of Canada has provided a credit facility to Diamond Head of up to US$6.0 million (2015: US$8.4 million) which may be drawn upon, subject to certain conditions, to pay interest on the Class A and B Notes. Upon each drawing under the Credit Facility, Diamond Head will be required to reimburse the Credit Facility Provider for the amount of such drawing in accordance with the priority of payments specified in the Trust Indenture.

Loan maturity table

Below is the contractual maturity table of the loans for December 31, 2016.

	Principal US$	Interest US$	Total US$
Year ended 31 December
2017	35,671,995	24,531,389	60,203,384
2018	44,171,054	22,705,065	66,876,119
2019	42,823,749	20,413,371	63,237,120
2020	28,682,000	18,776,897	47,458,897
Thereafter	180,256,185	133,436,095	313,692,280
Total	331,604,983	219,862,817	551,467,800

At December 31, 2016 and 2015 the Company was in compliance with the covenants in its debt facilities. The Company’s debt facilities contain customary covenants and events of default; included within certain debt facilities are covenants that limit the ability of the Company to incur additional indebtedness and create liens, covenants that limit the ability of the Company to consolidate, merge or dispose of all or substantially all of its assets and enter into transactions with affiliates and covenants that limit the ability of the Company to pay dividends.

24

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

10.	Long-term debt (continued)

Credit facilities (continued)

Breakdown of interest expense for December 31, 2016 and 2015 are as follows:

	2016 US$	2015 US$
Interest expense on:
BDCA loans	20,845,192	13,499,616
KLS loans	248,641	172,174
PK Airfinance	326,628	-
Class A and B Notes	9,432,833	4,415,674
Amortization of deferred financing costs and discounts	58,472	12,336
	30,911,766	18,099,800

11.	Other liabilities

Breakdown of other liabilities for December 31, 2016 and 2015 are as follows:

	2016 US$	2015 US$
Accounts payable	508,682	664,328
Accrued bonus – related party (Notes 14, 19)		-
Current	2,325,810	-
Non-current	2,325,810	-
Income tax payable (Note 18)	11,941	-
Amounts payable to Ridgeline (i)	-	786,424
	5,172,243	1,450,752

(i) The Company held an 85% interest in MSN 25372 Trust and the remaining 15% interest was held by Ridgeline Holdings LLC ("Ridgeline"). This trust held one aircraft, MSN 25372. Under the trust agreement, Ridgeline was entitled to a 15% share of all monies received by the trust estate. Therefore there was an obligation to provide a return to Ridgeline and thus, represented a liability to the Group.

The Group recognized the 15% as a liability payable to Ridgeline. The distributions to Ridgeline were treated as an expense in the Consolidated Statement of Operations. Due to the sale of MSN 25372 in the course of 2016, the full amounts due to Ridgeline were paid. As of December 31, 2016, the amount payable to Ridgeline was US$ Nil (2015: US$786,424). Payments of US$986,457 (2015: US $250,500) were made during the year.

25

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

12.	Variable interest entities

During the year ended December 31, 2015, the Company assisted in the incorporation and ongoing management of Diamond Head, see Note 1. Diamond Head is primarily engaged in the business of leasing aircraft on behalf of the Group.

The Group determined that the Company, through its wholly owned subsidiary KII, was the primary beneficiary of Diamond Head and consolidated the activities in the financial statements.

As of December 31, 2016, the assets of Diamond Head consisted of 24 aircraft (2015: 5) with a net book value of approximately US$302 million (2015: US$100 million). As of December 31, 2016 liabilities of Diamond Head related to long-term debt and current maturities of long-term debt to finance the aircraft purchases are approximately US$184 million (2015: US$240 million).

Total revenue from Diamond Head was US$70 million (2015: US$10 million) in 2016. Related expenses consisted primarily of depreciation expense of US$37.9 million (2015: US$535 thousand) and interest expense of US$19 million (2015: US$9 million).

The Group is required to consolidate its interests in these entities because it is are deemed to be the primary beneficiary and have the power to direct the activities of the entity that most significantly affect economic performance and the obligation to absorb losses and rights to receive benefits that could potentially be significant to the entity. The obligations of Diamond Head can be settled from the assets of Diamond Head. Contractually the cash flows from these aircraft must first be used to pay third-party debt holders as well as other expenses of Diamond Head. Excess cash flows are available to the Group.

The carrying value of assets as at December 31, 2016 that were not available to VIE entities were as follows:

			Not available to
	Total US$	Available to VIE US$	VIE US$
Cash and cash equivalents	23,120,009	326,351	22,793,658
Restricted cash	26,968,943	26,088,984	879,959
Property and equipment, net	400,572,446	301,616,432	98,956,014
Assets held for sale	1,700,000	1,700,000	-
Other assets	10,784,905	502,837	10,282,068
	463,146,303	330,234,604	132,911,699

December 31, 2015

			Not available to
	Total US$	Available to VIE US$	VIE US$
Cash and cash equivalents	17,851,234	-	17,851,234
Restricted cash	28,941,513	28,941,513	-
Property and equipment, net	182,483,200	100,488,318	81,994,882
Interest in aircraft, net	247,028,422	247,028,422	-
Other assets	12,292,318	1,758,019	10,534,299
	488,596,687	378,216,272	110,380,415

At December 31, 2016 and December 31, 2015, the Company’s maximum exposure to losses in its consolidated VIEs was US$67 million and US$89 million, respectively.

26

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

13.	Contractual lease receivables

Minimum future rental income on operating leases as of December 31, 2016 are shown below.

Year ended December 31	2016 US$
2017	70,628,976
2018	67,043,976
2019	42,171,585
2020	20,950,580
Thereafter	23,680,895
224,476,012

Minimum future rental income assumes no extension or termination options are exercised on any leases. Contingent rentals of US $30,255,350 were recognized during 2016 (2015: US$3,650,819).

14.	Management fees

Pursuant to the Management Agreement entered into between the Group and KAGL, KAGL provides the Group with Management services as defined in the Management Agreement. As compensation for the services, KAGL earns management fee.

For the year ended December 31, 2016, the Group incurred US$ 1,187,500 of fixed management fees to KAGL (2015: US$1,000,000). Management fees expense is included within Selling, General and Administrative expenses in the consolidated statement of operations. US$104,167 of these management fees were prepaid during the year ended December 31, 2016 (2015: US$83,333).

Additionally, KAGL earn a performance-based management fee which is payable if certain rates of return are achieved. The performance- based management fee is calculated based on a percentage of excess above the required return. The accrued performance-based management fee in 2016 was US$4,651,620 (2015: US$ Nil). Half of the amount is payable within one year and the remaining to be paid in the following years. These amounts are included in Other liabilities (Note 11).

27

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

15.	Fair value measurements

The Group had no assets or liabilities that are measured at fair value at December 31, 2016 or December 31, 2015. The financial assets and liabilities of the Group that are not required to be measured at fair value are summarized below with fair values shown according to the fair value hierarchy.

The carrying values of cash and cash equivalents, other receivables, restricted cash, loans to related party, due from/to related parties, and lease security deposits are considered reasonable estimates of their fair values.

				Significant
			Quoted	Other	Significant
	Carrying		Prices	Observable	Unobservable
	Value	Fair Value	(Level 1)	Inputs (Level 2)	Inputs (Level 3)
December 31, 2016	US$	US$	US$	US$	US$
Assets
Cash and cash equivalents	23,120,009	23,120,009	23,120,009	-	-
Other receivables	3,004,322	3,004,322	-	3,004,322	-
Restricted cash	26,968,943	26,968,943	26,968,943	-	-
Due from related parties	161,806	161,806	-	161,806	-
Loans to related parties	1,000,000	1,000,000	-	1,000,000	-
Liabilities
Other liabilities	6,140,114	6,140,114	-	6,140,114	-
Accrued interest	26,350,446	26,350,446	-	26,350,446	-
Lease security deposits	14,839,000	14,839,000	14,839,000	-	-
Due to related parties	393,649	393,649	-	393,649	-
Loans from BDCA – related party	127,223,818	127,223,818	-	127,223,818	-
Loans from KLS – related party	4,556,272	4,556,272	-	4,556,272	-
Long-term debt	199,824,893	199,824,893	-	199,824,893	-

28

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

				Significant	Significant
			Quoted	Other Observable	unobservable
	Carrying	Fair Value	prices (Level 1)	Inputs (level 2)	Inputs (Level 3)
December 31, 2015	Value US$	US$	US$	US$	US$
Assets

Cash and cash equivalents	17,851,234	17,851,234	17,851,234	-	-
Other receivables	2,175,907	2,175,907	-	2,175,907	-

Restricted cash	28,941,513	28,941,513	28,941,513	-	-
Due from related parties	740,433	740,433	-	740,433	-
Loans to related parties	1,000,000	1,000,000	-	1,000,000	-

				Significant	Significant
			Quoted	Other Observable	unobservable
	Carrying	Fair Value	prices (Level 1)	Inputs (level 2)	Inputs (Level 3)
December 31, 2015	Value US$	US$	US$	US$	US$
Liabilities
Other liabilities	1,450,752	1,450,752	-	1,450,752	-
Lease security deposits	5,058,000	5,058,000	5,058,000	-	-
Due to related parties	477,895	477,895	-	477,895	-
Loans from BDCA – related party	153,923,818	153,923,818	-	153,923,818	-
Loans from KLS – related party	4,556,272	4,556,272	-	4,556,272	-
Long-term debt	239,540,512	239,540,512	-	239,540,512	-

16.	Concentration of risk Interest rate risk

The Group may be exposed to interest rate risk arising from its debt financing. Changes, both increases and decreases, in the cost of borrowing, directly impact the Group’s net income. Currently, the Group uses fixed rate debt to finance its investments. This mitigates the Group's exposure to changes to interest rate.

29

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

16.	Concentration of risk (continued) Currency risk

The Group attempts to minimize currency and exchange risks by entering into lease agreements and debt agreements with US Dollar as the designated payment currency. Most of the revenue and expenses are therefore denominated in US$ thus reducing currency risk.

Counterparty Credit Risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The Group’s credit risk arises principally in relation to the collection of rental payments under its operating leases. The effective monitoring and controlling of customer credit risk is a competency of the Treasury and Risk team. Creditworthiness of each new customer is assessed and the Group seeks security deposits in the form of cash or letters of credit to mitigate overall financial exposure to its lessees. The assessment process takes into account qualitative and quantitative information about the customer such as business activities, senior management team, financial fitness, resources and performance, and business risks, to the extent that this information is publicly available or otherwise disclosed to the Group.

The Group holds significant cash balances which are invested on a short-term basis and are classified as cash and cash equivalents. These deposits and other financial instruments give rise to credit risk on amounts due from counterparties. Credit risk is managed by limiting the aggregate amount and duration of exposure to any one counterparty. The value of trade and other receivables are highly dependent upon the financial strength of the airline industry. Defaults by one or more of the Group's major customers could have a material adverse effect on the Group’s cash flow and earnings and its ability to meet its obligations.

Exposure to credit risk

Below is the exposure to credit risk for December 31, 2016 and 2015:

	2016 US$	2015 US$
Cash and cash equivalents	23,120,009	17,851,234
Other receivables	3,004,322	2,175,907
Restricted cash	26,968,943	28,941,513
Due from related parties	161,806	740,433
Loans to related parties	1,000,000	1,000,000
	54,255,080	50,709,087

The Group’s top 5 customers account for 53% (2015: 60%) of total revenue. The Group’s most significant customer is based in North America and accounts for 13% (2015: based in Asia accounts for 20%) of revenue.

Geographical and credit risks

As of December 31, 2016, all of the Group's lease rental income was generated by leasing aircraft and aircraft engines to foreign carriers and domestic US airlines.

The following table sets forth the regional concentration of the Group's aircraft and interest in aircraft portfolio based on net book value as of December 31, 2016 and 2015:

30

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

	December 31, 2016		December 31, 2015
	Net Book Value	% of Total	Net Book Value	% of Total
Region	US$	US$	US$	US$
Europe	142,621,545	35.60%	146,714,362	34.16%
South America	37,819,963	9.44%	123,136,368	28.67%
North America	116,799,516	29.16%	33,211,464	7.73%
Asia	103,331,422	25.80%	126,449,428	29.44%
	400,572,446	100.00%	429,511,622	100.00%

At December 31, 2016, the Group leased aircraft to customers in the following regions:

	December 31, 2016		December 31, 2015
Region	Number of Customers	% of Total	Number of Customers	% of Total
Europe	9	40.91%	10	47.62%
South America	4	18.18%	3	14.29%
North America	2	9.09%	2	9.52%
Asia	7	31.82%	6	28.57%
	22	100.00%	21	100.00%

Geographical and credit risks (continued)

The following table sets forth the dollar amount and percentage of the Group's lease rental income and net return on interest in aircraft attributable to the indicated regions based on each airline's principal place of business:

	December 31, 2016		December 31, 2015
			Amount of Lease
	Amount of Lease Rental		Rental Income
	Income and Net return on		and Net return on
Region	Interest in Aircraft US$	% of Total	Interest in Aircraft US$	% of Total
Europe	19,252,364	31.47%	7,321,136	34.06%
South America	8,626,825	14.10%	2,402,461	11.18%
North America	11,558,498	18.89%	3,574,709	16.63%
Asia	21,743,699	35.54%	8,195,575	38.13%
	61,181,386	100.00%	21,493,881	100.00%

31

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

17.	Share capital

	Number of Shares	Par value 2016 EUR	Par value 2015 EUR
Authorised
1,000,000 ordinary shares of EUR 1 each	1,000,000	1,000,000	1,000,000

Allotted and called up
100 ordinary shares of EUR 1 each	100	100	100

		Par value	Par value
	Number of	2016	2015
	shares	USD	USD
Allotted and called up
100 ordinary shares of EUR 1 each	100	137	137

All equity is attributable to the holder of the ordinary shares in the Company. The holder of the ordinary shares is entitled to receive dividends as declared from time to time. The sole shareholder has all powers and full voting rights as permitted under Company Law.

32

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

18.	Income taxes

Income tax expense consists of the following:

	2016 US$	2015 US$
(a) Income tax expense
Current tax expense/(credit)		-
Ireland	500	-
Non Ireland	11,441	-
Deferred tax expense/(credit) Ireland	631,484	-
Non Ireland	-	-
	643,425	-

	2016 US$	2015 US$
(b) Reconciliation of effective tax rate
Net profit/(loss) before income taxes	2,801,370	(2,405,860)
Income tax expense/(benefit) at 25 percent	700,343	(601,465)
Income taxed at different rates	(248,155)	-
Prior period over/under provision	(38,135)	-
Valuation allowance	229,372	601,465
Reported amount of income tax expense/(benefit)	643,425	-

(a)	Circumstances affecting current and future tax charges

The Parent Company and most of the Group companies are resident in Ireland for income tax purposes and subject to Section 110 of the Taxes Consolidation Act, 1997. Accordingly, most of the Group companies are subject to a 25 percent statutory income tax rate and this is used as the basis for reconciliation.

(b)	Deferred tax

Deferred tax represents the amount of tax recoverable in respect of tax losses available in the current year which are available for carry forward against future taxable profits and temporary differences principally for an excess of capital allowances over accounting depreciation.

33

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

18.	Income taxes (continued)

(d)	Deferred tax (continued)

The reconciliation of deferred tax assets and liabilities for the year is as follows:

	2016 US$	2015 US$
Deferred tax assets
Operating loss carry-forwards	6,146,300	3,053,772
Valuation allowance	(928,970)	(699,597)
Total deferred tax assets	5,217,330	2,354,175

	2016 US$	2015 US$
Deferred tax liabilities
Property and equipment and Interest in aircraft	(2,598,332)	(2,354,175)
Intercompany financing arrangements	(3,250,482)	-
Total deferred tax liabilities	(5,848,814)	(2,354,175)

When deferred tax assets and deferred tax liabilities relate to the same taxable entity, all current amounts are offset and presented as a single current amount and all noncurrent amounts are offset and presented as a single noncurrent amount on the consolidated balance sheet.

When determining the amount of valuation allowance recorded, management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. Certain Irish entities have a history of losses and have a limited ability to generate future profits, and as a result deferred tax assets of such entities have been offset with a valuation allowance, to the extent not supported by reversing taxable temporary differences. The movement in valuation allowance during 2016 was US$229,372.

A deferred tax liability of US$3,250,482 exists at 31 December 2016 due to differences in US GAAP accounting treatment and local statutory tax returns treatment of certain intercompany financing transactions between KIO and Diamond Head. These amounts will reverse over the life of the intercompany financing transactions.

Deferred tax benefits of Irish operating losses carry forwards amounting to US$2,863,155 (2015: US$2,354,175) were recognized during the year. At the end of the year, the Group had unrecognized deferred tax assets of US$928,970 (2015: US$699,597). These deferred tax assets are not recognized by the Group on the basis that it is not more likely than not that there will be sufficient taxable profits going forward to obtain the benefit of these tax losses. To the extent losses are incurred in the future, these can be carried forward.

At December 31, 2016, the Group had approximately US$25,513,235 of Irish net operating loss (NOLs) carry forwards (2015: US$12,255,431). The Company is allowed to carry-forward its Irish NOLs for an indefinite period to be offset against income of the same trade under current tax rules in Ireland.

34

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

18.	Income taxes (continued)

(d)	Deferred tax (continued)

The Group files income tax returns in Ireland, Sweden, United Kingdom and Labuan. The Group is not under examination in any jurisdiction as of December 31, 2016. The periods from 2014 onwards remain open to examination by all the relevant tax authorities. The Group has not recorded an unrecognized tax benefit in any of the reporting periods presented.

19.	Related party transactions

Related parties relationships are determined with reference to ASC 850, Related Party Disclosures. Balances as at December 31, 2016 and 2015 and transactions for the year ended December 31, 2016 and 2015 with related parties of the Group are as follows:

Loans and receivables

In 2014, the Company advanced a loan of US$8,800,000 to Kahala Aviation US Inc. (“KAU”) in 2014. KAU is a related party as it is a subsidiary of the Companies ultimate parent, KAH. KAU repaid US$7,800,000 of the loan to the Company in 2014. The principal amount outstanding on the loan as at December 31, 2016 and 2015 is US$1,000,000. All principal and accrued interest shall be due and payable on December 23, 2028. This bears a fixed interest rate of 13%.

Interest income of US$176,992 was recognized during the year ended December 31, 2016 (2015: US$154,797). US$436,955 (2015: US

$259,963) remains accrued and receivable as at December 31, 2016.

Profit participating note

In 2014, KLS subscribed for a Profit Participating Notes (“PPN”) issued by the Company totaling US$1,625,000. The term of the PPN is 29 years.

In 2015, KLS subscribed for additional PPN in the Company totaling US$1,625,000.

The PPN does not bear a fixed interest rate. Interest is dependent on the profit generated by the Company over the 29 years of the PPN, less an amount returned by the Company of US$1,000 per annum. No interest was accrued or paid in 2016 or 2015 due to the losses incurred by the Company.

The principal balance outstanding on the PPN as at December 31, 2016 was US$3,250,000 (2015: US$3,250,000).

Long-term debt

As outlined in Note 10, the Company received debt financing from BDCA, the majority investor in its ultimate parent company, KAH, to fund the purchase of aircraft.

The principal amount outstanding under this agreement was US$127,223,818 (2015: US$153,923,818) as at December 31, 2016. Interest expense of US$20,845,192 was charged during the year ended December 31, 2016 (2015: US$13,499,616). US$25,326,907 (2015: US $15,112,684) remains accrued and unpaid as at December 31, 2016.

35

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

19.	Related party transactions (continued)

Long-term debt (continued)

Loans amounting to US$ Nil were received from BDCA during the year ended December 31, 2016 (2015: US$108,975,000). Repayments of US$26,700,000 were made for 2016 (2015: US$ nil). The loan will mature on December 23, 2028 and bears a fixed interest rate of 13%.

Also as discussed in Note 10, the Company entered to a Loan Agreement with KLS. The principal amount outstanding under this agreement was US$1,306,272 (2015: US$1,306,272).The loan will mature June 27, 2021 and bears a fixed interest rate of 13%.

Interest expense of US$248,641 was charged during the year ended December 31, 2016 (2015: US$172,174). US$509,496 (2015: US$260,855) remains accrued and unpaid as at December 31, 2016.

Intercompany write-offs

During the year, the Group wrote off its receivables from Kahala US 28200 LLC and Kahala US 25372 LLC as these entities were dissolved.

Consequently, all assets and liabilities of the two entities were recovered, settled and outstanding amounts written off. Outstanding receivable were fully written off amounting to US$630,659.

		2016	2015
	Nature of Relationship	US$	US$
Related party balances Assets
Due from related parties:
KAH	Ultimate parent	5,903	3,035
Kahala US 28200 LLC	Group company	-	317,241
KLS	Immediate parent	150,000	100,000
Kahala US 25372 LLC	Group company	-	313,417
KAU	Group company	5,903	3,035
KAGL	Manager	-	3,705
		161,806	740,433
Loans to related party	Group company	1,000,000	1,000,000

36

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

19.	Related party transactions (continued)

Related party balances (continued)

		2016	2015
	Nature of Relationship	US$	US$
Liabilities
Due to related parties:
Kahala US Opco LLC	Group company	329,490	477,895
KAGL	Manager	64,159	-
		393,649	477,895
Other liabilities – KAGL (Note 11)	Manager	4,651,620	-
PPN	Immediate parent	3,250,000	3,250,000
Loans payable to KLS	Immediate parent	1,306,272	1,306,272
Loans payable to BDCA	Ultimate shareholder	127,223,818	153,923,818

	Account	Related Party	2016 US$	2015 US$
Related party transactions
Loan interest expense	Interest expense	BDCA	20,845,192	13,499,616
Loan interest income	Interest income	KAU	176,992	154,797
Management fees – fixed (Note 14)	Administrative expenses	KAGL	1,187,500	1,000,000
Management fees – performance-based (Note 14)	Administrative expenses	Manager	5,651,620	400,000
Directors' fees	Administrative expenses	Directors	131,375	118,219

20.	Commitments and contingencies

Claims, suits and complaints may arise in the ordinary course of our business. Currently, we are not aware of any such claims or contingent liabilities which should be disclosed or for which a provision should be established in the accompanying consolidated financial statements.

Obligations for contingencies are recognized where such items are probable and amounts are reasonably estimable.

37

Kahala Ireland Opco Designated Activity Company (formerly Kahala Ireland Opco Limited)

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2016

(stated in US Dollars)

21.	Subsequent events

The Group has evaluated all events or transactions that occurred from the balance sheet date through March 15, 2017, the date the consolidated financial statements were available to be issued, and determined on March 10, 2017, the Group sold an aircraft (MSN 1422) to a third party. Apart from this, there are no items requiring disclosure or adjustment.

38